UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2014

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)          On February 17, 2014, the Board of Directors (the “Board”) of Intercept Pharmaceuticals, Inc. (the “Company”) appointed each of Sanj K. Patel and Glenn Sblendorio to serve as a member of the Board, effective immediately. As a result of the new appointments, the Board will be comprised of nine directors. Messrs. Patel and Sblendorio were also appointed to serve on the Compensation Committee and the Audit Committee, respectively. Klaus Veitinger, who will remain a member of the Board and the Compensation and Nominating and Governance Committees, will be replaced by Mr. Sblendorio on the Audit Committee.

Mr. Patel (age 44) has served as the president and chief executive officer and a director of Synageva Biopharma Corp. since June 2008. He took Synageva public on the NASDAQ Global Market in November 2011 and has raised over $600 million in capital since 2009. Mr. Patel joined Synageva from Genzyme Corporation (1999-2008) where most recently he was the head of U.S. sales, marketing and commercial operations for Genzyme’s lysosomal storage disorder franchise and led the U.S. launch of Myozyme, in addition to having sales and marketing responsibility for Cerezyme, Fabrazyme and Aldurazyme. Mr. Patel was also responsible for clinical operations and development for all cross-business Genzyme products and was instrumental in the path to commercialization for several treatments. Mr. Patel obtained his BSc with honors in pure and applied biology (biotechnology) from the University of the South Bank, London. He completed his post-graduate business and management and research studies at Ealing College, London, and the Wellcome Foundation, respectively. Mr. Patel is a member of the board of directors for the Sarcoma Foundation of America.

Mr. Sblendorio (age 58) is the chief financial officer and president and a director of The Medicines Company. From March 2006 to February 2012, he served as chief financial officer and executive vice president of The Medicines Company. From November 2005 until he joined The Medicines Company, Mr. Sblendorio served as a consultant to a company in the pharmaceutical industry. Previously, Mr. Sblendorio was executive vice president and chief financial officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Mr. Sblendorio's pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including vice president, finance of Roche Molecular Systems and head of finance-controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc. and Ophthotech Corporation, both public biopharmaceutical companies. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

Neither Mr. Patel nor Mr. Sblendorio has any family relationship with any director or executive officer of the Company or any arrangement or understanding with any other person pursuant to which each was selected as a director. Furthermore, neither Mr. Patel nor Mr. Sblendorio has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Messrs. Patel and Sblendorio will participate in the current director compensation arrangements applicable to non-employee directors, except that the Board has determined to make initial equity grants to the new directors on a future date. A summary of the Company’s currently effective non-employee director compensation plan is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2013, and is incorporated by reference herein. The Company will enter into its standard form of indemnification agreement with each of Messrs. Patel and Sblendorio, a form of which is file as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Item 7.01 Regulation FD Disclosure.

On February 18, 2014, the Company announced the appointment of Messrs. Patel and Sblendorio to the Board by a press release, which is attached hereto as Exhibit 99.1, and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B-2 of Form 8-K, the information set forth in or incorporated by reference into this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
99.1	Press Release dated February 18, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Date: February 18, 2014	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer